VOTING AGREEMENT
                                       AND
                                IRREVOCABLE PROXY

     THIS VOTING AGREEMENT ("Agreement") is made as of July 31, 1997 by and between Ram Mukunda ("Mukunda") and Vijay and Usha Srinivas ("Srinivas"). Mukunda and Srinivas are sometimes referred to herein as the "Stockholders."

     WHEREAS, the Stockholders are the beneficial owners of shares of common stock, $.01 par value per share, of Startec, Inc. (to be re-named Startec Global Communications Corporation)(the "Company"); and

     WHEREAS, the Stockholders desire that Mukunda retain voting control over a majority of the issued and outstanding common stock of the Company following the completion of the Company's initial public offering of its common stock;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Voting of Shares. Srinivas hereby appoints Mukunda as proxy to vote all shares which Srinivas beneficially owns (the "Srinivas Shares") with respect to all matters submitted to the Company's stockholders at all meetings of the Company's stockholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. During the term of this Agreement, Mukunda shall have all of the power that Srinivas would possess with respect to the voting of the Srinivas Shares and granting of any consent with respect to the Srinivas Shares. By executing this Agreement, Srinivas hereby ratifies and confirms all acts that Mukunda shall do or cause to be done by virtue of and within the limitations set forth in this Agreement.

     2. Term of Agreement. This Agreement and the appointment made pursuant to paragraph 1 above shall continue from July 31, 1997 until January 1, 1998.

     3. No Revocation. The agreements and appointments contained herein with respect to the voting of the Srinivas Shares are coupled with an interest and may not be revoked, except by written consent of each of the Stockholders.

     4. Restrictive Legend. All certificates  representing Srinivas Shares owned
or  hereafter   acquired  by  Srinivas  shall  have  affixed  thereto  a  legend substantially in the following form:

     The shares represented by this certificate are subject to a Voting Agreement and Irrevocable Proxy dated as of July 31, 1997, a copy of which is on file with the Secretary of the Corporation. Any purchaser of such shares prior to January 1, 1998 shall be bound by such agreement.

     5. Transfers of Rights. Any transferee to whom any Srinivas Shares may be transferred, whether voluntarily or by operation of law, shall be bound by the agreements and obligations under this Agreement.

     6. Specific Performance. In addition to any and all remedies that may be available at law in the event of any breach of this Agreement, each Stockholder shall be entitled to specific performance of the agreements and obligations of the other Stockholders hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

     7. Governing Law. This Agreement shall be governed by the laws of the State of Maryland.

     8. Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No oral agreements or written correspondence shall be held to affect the provisions hereof.

     IN WITNESS THEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.


--------------------
Ram Mukunda


--------------------
Vijay Srinivas


--------------------
Usha Srinivas